EXHIBIT 99.2

COMPANY PRESS RELEASE
JOINT-VENTURE CONTRACT WITH QF DIGITAL

VANCOUVER, British Columbia--(BUSINESS WIRE)--July 12, 2000-- Further to the press release dated May 8, 2000 under the company's previous name Vancouver's Finest Coffee Co. (old symbol "VCFN"), China NetTV Holdings (OTCBB:CNHD - news) is pleased to announce that its wholly owned subsidiary China NetTV Inc. has signed a joint-venture contract with Sichuan Qianfeng Digital Audio/Video Equipment Co. Ltd. ("QF Digital").

QF Digital will inject all its assets into the joint-venture including production facilities and equipment, technology, as well as all contracts. China NetTV Holdings will initially invest U.S. $1.5 million to finance the initial production of set-top boxes to meet expected contract orders. Future investments will be made contingent upon progress of the set-top box market.

Under the terms of the contract, China NetTV Holdings will control 51 percent of the joint-venture. The joint-venture is being registered awaiting all necessary government approvals.

Based in Sichuan Province (population 90+ million), QF Digital is a pioneer and leader in China in Proprietary Digital Data Transmission Technology and Solutions for the Television Broadcasting and Cable industries. It has proprietary technology based on the patented ASIC "L64769QAM'", offering complete turnkey Digital TV Broadcasting solutions consisting of:

         1. Headend Systems - Front-end systems residing at the TV or Cable operator that originates the Digital signal.

         2. Design and Engineering - Capabilities to be designer and builder of turnkey Digital TV Broadcasting systems.

         3. Set-Top Boxes - User Interface boxes that convert Digital Broadcasts into Analog Signals.

QF Digital occupies a prominent position in Sichuan Province and is a nationally recognized brand name. Several contracts are currently under advanced negotiations both inside and outside Sichuan Province. QF Digital also plans to incorporate Smart Card and WebTV capabilities into their Set-Top Boxes.

Any forward-looking statement in this press release is made pursuant to the "safe harbor'" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements.

Forward-looking statements involve risks and uncertainties including, but not limited to, economical and political factors, technological developments and changes in international and local markets, as well as the inherent risks of the technology related business.

On Behalf of the Board of Directors of China NetTV Holdings Inc.

/s/ Ernest Cheung, President
----------------------------
    Ernest Cheung, President

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